Exhibit 10.9

LEASE AGREEMENT

THIS LEASE AGREEMENT(Agreement), is entered into this 20th day of December, 2013 (Effective Date), by and between Central Freight Lines (Lessor), a _______________, and EVO Trillium, LLC, a Delaware limited liability company (Lessee). Lessor and Lessee may be referred to collectively as the Parties or singularly as a Party.

THE PARTIES AGREE AS FOLLOWS:

1.            Purpose. The Parties desire that Compressed Natural Gas (CNG) fueling facilities be established at approximately 5200 East Loop 820 South, Fort Worth, Texas 76119 for Lessor’s use to fuel Lessor’s natural gas-powered vehicles, including facilities for fast-fill fueling within the leased space.

2.            Lease; Consideration. Lessor leases to Lessee, and Lessee leases from Lessor, under the terms and conditions of this Agreement, the parcel of land described in the legal description set forth in the attached Exhibit A, incorporated by this reference (Premises). The Premises are located entirely within the secured area of Central Freight Lines’ property. As consideration for the lease, Lessee shall pay to Lessor the one-time upfront rental fee of $1.00, and provide CNG fueling services exclusively for CNG-fueled vehicles owned, operated, or authorized by Central Freight Lines under a separate Compressed Natural Gas Services Agreement.

a.       Lessee shall have the right and authority to obtain third-party utility services for its operations on the Premises at its own cost and expense and in the name of Lessee. Lessee shall arrange for and pay all charges it incurs for any third-party utility services, including, but not limited to, water, natural gas and electricity (Utilities).

b.       If needed, Lessor shall provide all rights-of-way necessary to enable Lessee to obtain a supply of natural gas and other Utilities to the Premises. Lessor shall not unreasonably impede Lessee’s efforts to bring utility services to the Premises.

3.            Title. Lessor represents and warrants that it owns all necessary rights to the real property located at the Premises and that it has full right and authority to make this Agreement and to grant the necessary lease, access, and use rights to Lessee for performance of this Agreement.

4.            Lessee Operations.

a.       Lessee shall install, own, operate, and maintain natural gas fuel lines, compressor(s), operating equipment, high pressure storage vessels, dispensers, and other ancillary improvements and equipment necessary to provide CNG as a vehicular fuel on the Premises to accomplish the Purpose (CNG Fueling Facilities) at approximately the locations set forth on the attached Exhibit B, incorporated by this reference. The CNG Fueling Facilities shall not include facilities or equipment installed and owned by the natural gas supplier to deliver natural gas to the CNG Fueling Facilities.

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b.       Except as provided elsewhere in this Agreement, Lessee shall pay 100% of the material and labor costs to install the CNG Fueling Facilities, repair and maintenance costs, and for any and all alterations or improvements to the CNG Fueling Facilities and shall provide and pay for the instrumentation measuring the quantity of CNG dispensed to customers.

c.       Lessee shall inspect the Premises at reasonable intervals and shall use commercially reasonable efforts to maintain the CNG Fueling Facilities in good operating condition; however, Lessor understands and agrees that the CNG Fueling Facilities may be unavailable to customers or not operational during periods of maintenance, repair, or utility interruption. Lessee does not warrant or guarantee that the CNG Fueling Facilities shall always be operational or uninterrupted.

d.       All equipment or other property attached to or otherwise brought onto the Premises by Lessee, including, but not limited to the CNG Fueling Facilities, shall not at any time be considered or deemed to be fixtures, and shall, at all times, be considered Lessee’s personal property and may be removed or replaced at any time by Lessee.

5.            Location, Access Rights, and Relocation.

a.       During the term of this Agreement, and during the period specified in this Agreement following termination of this Agreement, Lessee may access the portions of the Premises shown in Exhibit A, and for temporary periods, other areas of Lessor’s property adjacent to the Premises, to install, test, calibrate, maintain, operate, remove, and/or repair the CNG Fueling Facilities. Lessee may access the Premises for the above purposes 24 hours a day, 7 days a week, including but not limited to the dispenser, the compressor, and surrounding areas.

b.       Lessor shall not build or construct, or allow to be built or constructed, any facility, building, structure, landscaping, or improvement within, over, or near the areas set forth in Exhibit A or Exhibit B that, in Lessee’s sole reasonable discretion, interfere with Lessee’s rights of access, installation, testing, maintenance, operation, removal, or repair. Lessor shall not change, or allow to be changed, the grade of any area where underground fuel lines or pipelines are installed without prior written approval of Lessee. Lessor shall not install or modify landscaping involving trees, deep-rooted plants, berms, or other similar features in any area where underground fuel lines, pipelines, or other CNG Fueling Facilities owned by Lessee are installed without written permission of Lessee. Lessor shall immediately remove any such facility, building, structure, landscaping, or improvement and shall immediately restore any areas in violation of this provision upon notification from Lessee at Lessor’s sole expense. Should Lessor fail to remove or restore as required by this paragraph, Lessee may suspend fueling operations in any affected area of the Premises until the removal or restoration is completed.

c.       Any relocation of the CNG Fueling Facilities or any portion thereof within the Premises necessitated, required, or requested by Lessor or Lessor’s business operations shall be with the written approval of Lessee, which shall not be unreasonably withheld or delayed, and at Lessor’s sole cost and expense. The Parties shall amend and replace Exhibit B (and Exhibit A, if necessary) to set forth the new location(s) of the CNG Fueling Facilities in the event of such relocation.

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6.            Inquiries, Monitoring.

a.       Inquiries. Lessor shall refer to Lessee any customers who make inquiries of any kind in connection with Lessee’s service. Lessor shall not act or hold itself out as acting in a representative capacity of Lessee.

b.       Monitoring. In the event Lessor is made aware of a malfunction of any of the CNG Fueling Facilities, Lessor shall notify a Lessee representative immediately by calling Lessee’s emergency response number, 800-920-1166.

7.            Term and Termination. The term of this Agreement shall commence on the Effective Date, and shall continue for a period of ten years (Initial Term). Following the Initial Term, this Agreement will continue from year to year unless terminated upon 120 days written advance notice to the other Party. During either the Initial Term or any time following the Initial Term, either Party may terminate this Agreement for convenience at any time and for any reason upon 120 days notice to the other Party.

a.       Upon termination of this Agreement for any reason, Lessee shall have 90 days to remove the CNG Fueling Station equipment and any other of its personal property and restore the area where the CNG Fueling Facilities were installed to its condition prior to the installation of the CNG Fueling Facilities, not including the removal of permanent improvements, installed concrete, or underground piping. Lessee shall leave the Premises clean, usable, and in good repair, excepting normal wear and tear. If Lessor terminates this Agreement for convenience, Lessor shall be responsible to reimburse Lessee for (i) the full cost of removal of the CNG Fueling Facilities required to comply with this paragraph, including the current book value of equipment or facilities that cannot be reused once removed, and (ii) the full cost of natural gas to be delivered after the effective termination date for which Lessee has contracted in good faith prior to its receipt of Lessor’s notice of termination.

b.       Lessee reserves the right to terminate this Agreement without penalty or further obligation to Lessor if, after using reasonable diligence to perform its obligations under this Agreement, it is unable to obtain the necessary approvals, licenses, permits, natural gas supplies and transportation services, or utility service required to accomplish the Purpose.

8.            Taxes. Lessee shall pay, when due, personal property taxes assessed against the CNG Fueling Facilities. Lessor shall pay when due, all real property taxes and all other fees and assessments attributable to the Premises.

9.            Compliance With Authorities. Lessee shall comply with the laws, statutes, regulations, and ordinances applicable to the installation, operation, and maintenance of the CNG Fueling Facilities.

10.          Publicity. EVO Trillium, LLC may include Central Freight Lines’ name and logo as part of a customer list. Otherwise, neither Party shall use the names, tradenames, trademarks, whether registered or not, of the other Party in news releases, advertising, or other promotional releases, including customer lists, without securing the prior written approval of the other Party.

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11.          Default. A Party shall be in default of this Agreement if: (a) the Party fails to pay any amount due within 30 days of the date due; (b) if a receiver, liquidator, or trustee of the Party is appointed, if the Party is adjudicated bankrupt or insolvent, or if the Party files for bankruptcy; or (c) if the Party shall at any time be in default in the performance of any of the terms or conditions of this Agreement and shall fail to remedy such default within 30 days after receiving written notice thereof from the other Party. If the default of a Party arises due to the failure to pay amounts due under this Agreement, the non-defaulting Party may, in addition to any other remedies it may have under this Agreement, at law or in equity, apply funds due to the defaulting Party then in the possession of the non-defaulting Party and/or any future amounts due to defaulting Party under this Agreement to any unpaid past due amounts until all past due amounts have been paid in full. If the default of a Party arises by reason of insolvency, appointment of a receiver, liquidator, or trustee, or bankruptcy, the non-defaulting Party may, in addition to any other remedies it may have under this Agreement, at law or in equity, at its option, terminate this Agreement immediately.

If default arises for any other reason, the non-defaulting Party may terminate this Agreement on ten days written notice to the defaulting Party without any further liability whatsoever to the defaulting Party. In the event of termination due to the default of Lessor, Lessor shall be responsible for all costs of the removal of the CNG Fueling Facilities, including, but not limited to, attorney fees.

12.          Contaminated Soil. If Lessee encounters any soil contamination during the installation, maintenance, upgrade, or removal of the CNG Fueling Facilities that requires remediation or poses a hazard to its employees or contractors, and provided that such contamination is not attributable to the activities of Lessee or its operation of the CNG Fueling Facilities, Lessee may suspend the work until the contamination is fully remediated by Lessor, at the sole cost of Lessor, regardless of the party who owns the property containing the contaminated soil, and to Lessee’s satisfaction.

13.          Indemnification.

a.       To the fullest extent permitted by law, Lessee shall release, indemnify, hold harmless, and defend Lessor, its parent company(s) and affiliates at any tier, and their respective directors, officers, employees, and agents (collectively Lessor Group), and require all of Lessee’s contractors at any tier to release, indemnify, hold harmless, and defend the Lessor Group, from and against any and all liabilities, losses, claims, demands, liens, fines, and actions of any nature whatsoever, including but not limited to reasonable attorney fees and defense costs (collectively Liabilities), for any injury, death, property damage, or other losses, to the extent caused by the negligence or willful misconduct of Lessee or Lessee’s contractors at any tier.

b.       To the fullest extent permitted by law, Lessor shall release, indemnity, hold harmless, and defend Lessee, its parent company(s) and affiliates at any tier, and their respective directors, officers, employees, and agents (collectively Lessee Group), and require all of Lessor’s contractors at any tier to release indemnify, hold harmless, and defend the Lessee Group, from and against any and all Liabilities for any injury, death, property damage, or other losses, to the extent caused by the negligence or willful misconduct of Lessor or Lessor’s contractors at any tier.

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c.       To the fullest extent permitted by law, Lessor shall also release, indemnify, hold harmless, and defend the Lessee Group from and against any and all Liabilities (including, but not limited to, injury to, destruction of, or loss of use of natural resources, or any violation of any federal or state law, regulation, or municipal ordinance) arising out of, related to, or in connection with the discovery and/or presence of soil contamination or hazardous materials as defined in applicable state and/or federal regulation not solely attributable to the installation or maintenance of the CNG Fueling Facilities or the presence of Lessee on the Premises under this Agreement, except to the extent caused by the negligence of willful misconduct of the Lessee Group.

14.          Insurance. Without limiting the indemnity obligations of each Party under this Agreement, during the term of this Agreement, without interruption, the Parties agree that each shall maintain insurance to support its indemnity obligations under this Agreement and/or accept the liabilities and risk of loss in whole or in part through a program of self-insurance.

15.          Mutual Promises Against Lien. Lessor agrees and covenants that as of the Effective Date, there are no liens or encumbrances on the Premises that otherwise preclude Lessee from the installation, operation, and maintenance of the CNG Fueling Facilities. Neither Party shall, during the term of the Agreement, permit any lien or encumbrance to be attached to or upon any part of the Premises subject to this Agreement by reason of any act or omission, and each Party agrees to save and hold harmless the other Party from or against any such lien or encumbrance or claim of lien or encumbrance.

16.          Sale of Premises; Condemnation.

a.       In the event Lessor, or any successor owner of the Premises, shall sell, transfer, or otherwise convey the Premises, and the purchaser assumes in writing the obligations of Lessor under this Agreement, all liabilities and obligations on the part of Lessor, or such successor owner, under this Agreement accruing after such sale shall terminate, and thereupon all such liabilities and obligations from and after the sale shall be binding upon the new owner, and Lessor shall be released from all such obligations (but not any liabilities or obligations that accrued prior to such sale). Lessee agrees to attorn to such new owner, provided such new owner agrees in writing to assume all of the obligations of Lessor under this Agreement from and after the effective date of such sale, transfer, or conveyance.

b.       Notwithstanding any provision of this Agreement to the contrary, if during the Initial Term of this Agreement Lessor sells, transfers, or conveys the Premises, and Lessee is involuntarily required because of such sale, transfer, or conveyance to remove the CNG Fueling Facilities, Lessor shall be liable for and agrees to reimburse Lessee the full cost of removal of the CNG Fueling Facilities as if this Agreement was terminated for convenience under paragraph 7. This provision shall survive any termination of this Agreement arising from the sale, transfer, or conveyance of the Premises.

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c.       If any legally, constituted authority condemns the Premises or such part thereof which shall make the Premises unsuitable for the Purpose, this Agreement shall cease when the public authority takes possession, and Lessor and Lessee shall account for all fees due as of that date. Such termination shall be without prejudice to the rights of either Party to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither Party shall have any rights in or to any award made to the other by the condemning authority.

17.          Memorandum of Lease. Upon execution of this Agreement, Lessee shall record a memorandum of lease with the County Recorder in Tarrant County, Texas. The notice of lease shall be in the form attached as Exhibit C, incorporated by this reference.

18.          Force Majeure. Except for payment of amounts due under this Agreement, neither Party shall be responsible for delays caused by force majeure if the affected. Party provides the other Party notice and reasonably detailed information concerning an event of force majeure within 72 hours of its occurrence. No event of force majeure shall relieve the affected Party of its duty to use due diligence to resolve the effect of the force majeure as soon as commercially possible. An extension of time for completion shall be the sole remedy for such delay. As used in this paragraph, the term force majeure shall mean acts of God or public enemy; terrorism; declaration of war causing a shortage of materials; adverse weather conditions not reasonably anticipated; landslides, lightning, earthquakes, fires, and floods; delays in obtaining necessary authorization, licenses, or permits; strikes, lockouts, or other industrial disturbances; or other events which are beyond the reasonable control of the affected Party and which by the exercise of due diligence the affected Party shall not have been able to avoid or overcome. Notwithstanding the foregoing, the Party not claiming force majeure reserves the right to terminate this Agreement without penalty if the other Party’s period of non-performance exceeds 30 days from receipt of notice of the force majeure event.

19.          Notices. All notices concerning this Agreement, other than the day-to-day communications between the Parties, shall be in writing and shall be sent to the relevant address set forth below. The Parties may designate other addressees or addresses by notice to the other Party. A notice shall be deemed effective (a) when given by hand delivery; (b) three days after deposit into the U.S. mail, postage prepaid; or (c) one business day after deposit with commercial overnight delivery service, charges prepaid.

___________________________	EVO Trillium, LLC
Attn:_______________________	Attn: Damon Cuzick
___________________________	9899 W. Roosevelt Street
___________________________	Tolleson, AZ 85353

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20.          Assignment. Lessor and Lessee shall have the right to assign this Agreement upon the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each Party shall have the absolute right, without requiring the consent of the other Party, to assign this Agreement to its affiliates, holding companies or subsidiaries, and shall notify the other Party in writing of any such assignment. This Agreement shall be binding upon and inure to the benefit of the Parties’ permitted successors and assigns.

21.          Applicable Law. The Parties shall conduct business in a lawful manner and in compliance with all applicable federal, state, and local laws, rules, regulations and orders. This Agreement shall be governed by and construed in accordance with the laws of Texas, excluding any choice of law provisions that would otherwise require application of laws of any other jurisdiction. In the event it becomes necessary for either Party to enforce its rights under this Agreement, then with or without litigation, the prevailing Party shall be entitled to recover all reasonable expenses, including attorney fees and costs, arising out of the enforcement of its rights.

22.          Waiver. No waiver of any breach of the terms and conditions of this Agreement to be performed by either Party shall be construed to be a waiver of any succeeding breach.

23.          Severance of Provisions. If any portion of this Agreement shall become illegal, null or void for any reason, or shall be held by any court of competent jurisdiction to be so, the remaining portions of this Agreement shall remain in full force and effect.

24.          Entire Agreement. This document contains the entire agreement between the Parties. There are no covenants, representations, or warranties, express or implied, unless expressly set forth in this Agreement. This Agreement replaces and supersedes any prior Agreements between the Parties with respect to its subject matter. This Agreement is binding upon the successors and assigns of the Parties and may not be amended except in writing signed by the Parties.

25.          Authority. Each person signing of this Agreement on behalf of a Party certifies the signer’s authority to bind that Party.

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The Parties have executed this Agreement effective as of the date first written above.

Central Freight Lines		EVO Trillium, LLC

By:	/s/ Donald A. Orr	By:	/s/ Danny Cuzick
Name:	Donald A. Orr		Danny Cuzick
Title:	President, CEO		Chief Executive Officer

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EXHIBIT A

Premises Legal Description

This Exhibit A is part of and subject to the Lease and Agreement by and between Central Freight Lines and EVO Trillium, LLC dated December 20, 2013, for a lease of space to provide CNG as a vehicular fuel at approximately 5200 East Loop 820 South, Fort Worth, Texas 76119 (Agreement). Capitalized terms used but not defined in this Exhibit A shall have the meaning assigned them in the Agreement.

The Parties agree that the Premises leased from Lessor to Lessee under the terms and conditions of the Agreements described by the legal description below.

LEGAL DESCRIPTION AND DIAGRAMS WILL FOLLOW WITHIN 30 DAYS OF THE SIGNING OF THIS DOCUMENT

The diagram on the following page illustrates the location of the Premises.

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[INSERT IMAGE HERE]

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EXHIBIT B

Preliminary Site Plan

This Exhibit B is part of and subject to the Lease and Agreement by and between Central Freight Lines, and EVO Trillium, LLC dated December 20, 2013, for a lease of space to provide CNG as a vehicular fuel at approximately 5200 East Loop 820 South, Fort Worth, Texas 76119(Agreement). Capitalized terms used but not defined in this Exhibit B shall have the meaning assigned them in the Agreement.

The diagram on the next page(s) indicate(s), as of the Effective Date, the planned location of the lines, facilities, and equipment to be installed and maintained by Lessee under the terms and conditions of the Agreement. The locations shown are approximate and are subject to change.

DIAGRAMS WILL FOLLOW WITHIN 30 DAYS OF THE SIGNING OF THIS DOCUMENT

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[INSERT SITE DIAGRAM DETAIL HERE]

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